Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2010 with respect to the consolidated financial statements and schedules, included in the Annual Report on Form 10-K for the year ended March 31, 2010 of Rand Logistics, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Burlington, Canada
March 14, 2011